Exhibit 99.1

Evofem Biosciences Announces Financial Results

for the Second Quarter of 2024

— Improved loss from operations by 81% —

— Acquired SOLOSEC, a commercially attractive, single-dose oral antibiotic FDA-approved to treat two pervasive sexual health infections —

— Forged ex-U.S. commercial agreement for Phexxi in Middle East —

SAN DIEGO, CA, August 14, 2024 — Women’s health innovator Evofem Biosciences, Inc. (“Evofem” or “the Company”) (OTCQB: EVFM) today announced financial results for the second quarter and first half of 2024. Highlights include:

●	Acquired global rights to SOLOSEC® (secnidazole) 2g oral granules, a single-dose oral antibiotic FDA approved to treat two common sexual health infections - bacterial vaginosis and trichomoniasis.

●	Licensed Phexxi® (lactic acid, citric acid and potassium bitartrate) commercial rights in the Middle East to Emirati pharmaceutical company Pharma 1 Drug Store.

●	Partnered with leading telemedicine company Hello Alpha to add Phexxi to its commercial offering as a hormone-free contraception solution for women, especially those on GLP-1s and others looking for hormone-free birth control.

●	Negotiated a 7.4% lower rebate on Phexxi prescriptions to Medi-Cal, the California state Medicaid program service covering more than 15.4 million lives.

●	Launched a partnership with Modern Remedies, one of the top pharmacies in the Northeast, to dispense Phexxi.

●	Strengthened intellectual property with the issuance and Orange Book listing of the fifth U.S. patent covering Phexxi.

●	Delivered net sales of $4.2 million for the second quarter of 2024, an increase of 69% compared to the prior year quarter.

●	Reduced total operating expenses to $5.5 million, a 43% decrease compared to the prior year quarter.

●	Improved loss from operations 81% versus the prior year quarter to $1.4 million.

●	Received $2.0 million from Aditxt, Inc. (Nasdaq: ADTX), including $1.0 million in May 2024 to reinstate the Merger Agreement and $1.0 million from the sale of preferred stock to Aditxt in July and August 2024. Under the recently amended and restated Merger Agreement, the companies are working to close the contemplated transaction in late 2024.

“Evofem continues to prove that with a disciplined and committed team we can maneuver through challenges in the market and successfully execute our strategy to expand and diversify our revenue stream. In addition to delivering strong second quarter results, we closed two transformative business development deals that will improve access to differentiated treatment options that impact women’s daily lives,” said Saundra Pelletier, CEO of Evofem Biosciences. “Women don’t need more choices; they need better ones, and Evofem will continue to deliver on that promise.”

Financial Results

For the three months ended June 30, 2024, net product sales were $4.2 million compared to $2.5 million in the prior year period. The 69% increase primarily reflects an atypically high volume of product returns in the prior year quarter, which was not repeated in the current period. An 8% increase in Phexxi ex-factory unit sales in the current period also contributed to the year-over-year growth.

Total operating expenses were $5.5 million, a decrease of 43% compared to the prior year period.

●	Selling and marketing costs were essentially unchanged at $2.2 million for the second quarter of each year.

●	General and administrative costs were $2.3 million, a decrease of 54% compared to the prior year quarter.

●	Research and development costs were $0.3 million, a decrease of 33% compared to the prior year quarter.

●	Cost of goods sold (COGS) were $0.8 million, a 66% decrease compared to the prior year period primarily due to two items that resulted in atypically high COGS in the second quarter of 2023: i) a recorded increase in the inventory excess and obsolescence reserve, and ii) the effect of re-packaging to reflect the extended shelf life approved by the FDA in June 2022.

As a result, operating loss improved to $1.4 million for the second quarter of 2024 as compared to an operating loss of $7.3 million in the second quarter of 2023.

Net income attributable to common stockholders was $1.3 million, or $0.02 per share, for the three months ended June 30, 2024, due to a gain in other income/expense related primarily to the fair value adjustment of the financial instruments. This compares to a net loss attributable to common shareholders of $8.6 million, or $(5.43) per share, for the prior year quarter.

Liquidity

In May 2024, we received $1.0 million from Aditxt in consideration for reinstating and amending the Merger Agreement, as amended, between the companies (A&R Merger Agreement).

At June 30, 2024, Evofem had $0.7 million of restricted cash, as compared to $0.6 million of restricted cash at December 31, 2023.

In July and August 2024, we raised $1.0 million in aggregate net proceeds through the sale and issuance of 1,000 shares of Series F-1 Convertible Preferred Stock to Aditxt pursuant to the A&R Merger Agreement.

About Evofem Biosciences

Evofem Biosciences, Inc., is commercializing innovative products to address unmet needs in women’s sexual and reproductive health. The Company’s first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex.

In July 2024 Evofem broadened its commercial offering with the acquisition of SOLOSEC® (secnidazole) 2g oral granules, an FDA-approved oral antibiotic for the treatment of two sexual health diseases: bacterial vaginosis (BV), a common vaginal infection, in females 12 years of age and older, and trichomoniasis, a common sexually transmitted infection (STI), in people 12 years of age and older. SOLOSEC provides a complete course of therapy in just one dose.

In December 2023, Evofem entered into a Merger Agreement with Aditxt, Inc. (Nasdaq: ADTX) under which Aditxt intends to acquire Evofem. The parties amended and restated the Merger Agreement, as amended, in its entirety in July 2024 and are targeting to close in late 2024.

Follow us on:

LinkedIn: https://www.linkedin.com/company/evofem

Facebook: http://www.facebook.com/Evofem

X (f/k/a Twitter): https://x.com/Evofem

Phexxi® and SOLOSEC® are registered trademarks of Evofem Biosciences, Inc.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements related to the Company’s anticipated financial performance, expected timing to relaunch SOLOSEC, and the likelihood of success and anticipated timing to close the contemplated Aditxt transaction. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements are disclosed in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 27, 2024, Quarterly Report on Form 10-Q for the three months ended March 31, 2024 filed with the SEC on May 12, 2024, and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Contact

Amy Raskopf

Evofem Biosciences, Inc.

araskopf@evofem.com

(917) 673-5775

ir@evofem.com

— Financial Tables Follow –

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except par value and share data)

	As of
	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$-	$-
Restricted cash	692	580
Trade accounts receivable, net	4,617	5,738
Total current liabilities	73,178	72,463
Total stockholders’ deficit	(69,315)	(66,510)
Total liabilities, convertible and redeemable preferred stock and stockholders’ deficit	$8,551	$10,554

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Product sales, net	$4,160	$2,458	$7,763	$8,267

Operating Expenses:
Cost of goods sold	769	2,293	1,453	3,669
Research and development	270	402	864	942
Selling and marketing	2,243	2,197	4,588	6,051
General and administrative	2,267	4,902	5,091	8,520
Total operating expenses	5,549	9,794	11,996	19,182
Loss from operations	(1,389)	(7,336)	(4,233)	(10,915)
Other income (expense):
Interest income	6	8	10	26
Other income (expense), net	(558)	(1,127)	(1,174)	(1,445)
Loss on issuance of financial instruments	(25)	(27)	(3,300)	(111)
Gain on debt extinguishment	-	-	1,120	-
Change in fair value of financial instruments	3,325	(73)	4,127	1,539
Total other income (expense), net	2,748	(1,219)	783	9
Income (loss) before income tax	1,359	(8,555)	(3,450)	(10,906)
Income tax expense	(8)	(3)	(8)	(6)
Net income (loss)	1,351	(8,558)	(3,458)	(10,912)
Convertible preferred stock deemed dividends	(47)	-	(94)	-
Net income (loss) attributable to common stockholders	$1,304	$(8,558)	$(3,552)	$(10,912)
Net income (loss) per share attributable to common stockholders:
Basic	$0.02	$(5.43)	$(0.07)	$(6.60)
Diluted	$(0.00)	$(5.43)	$(0.07)	$(6.60)
Weighted-average shares used to compute net income (loss) per share attributable to common shareholders:
Basic	66,773,313	1,576,158	48,983,853	1,654,026
Diluted	1,613,722,212	1,576,158	48,983,853	1,654,026

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